U.S. Securities and Exchange Commission
 Washington, D.C.  20549
 Form 12b25
 Notification of Late Filing

 Form 10-Q

 For period Ended:

 March 31, 2001

 Transition Report on Form 10-Q

 For the Transition Period Ended: May 15, 2001

 Part I - Registration Information

 Full Name of Registrant: Adriatic Holdings Corporation
 Former Name if Applicable:

Address of Principal Executive Office (Street and Number)

114 W. Magnolia Street
Suite 446
Bellingham, WA 98225

Part II - Rules 12b25 (b) and (c) If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b25(b), the following should be completed. (Check box if appropriate)
  [X]

The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort and expense.

The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Norm N-SAR, or portion thereof will be filed on or before The fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report in Form 10-Q, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and the accountant's statement or other exhibit required by Rule 12b25(c) has been attached if applicable.

Part III - Narrative
State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed with the prescribed period.

The Company was granted reporting public status by the SEC on May 10th, 2001, five days before the 10-Q deadline. The Company is unable to process all the material to provide the SEC with a 10-Q due to time constraints. The Company requests a thirty day extension to complete the 10-Q and file it for this period.

Part IV - Other Information

Name and telephone number of person to contact in regard to this notification:

Robert Knight 800-661-7830

Have all other periodic reports required under Section 14 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding twelve months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
  [X]

 Form 10-K (fiscal year end December 31, 2000), 10-Q (first and second quarter of 2001).

Is it anticipated that any significant change in results or operation from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
  [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, any if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Name of Registrant as specified in charter:
Adriatic Holdings Corporation

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

  Date: May 11, 2001

  By:/s/Robert Knight
  Robert Knight, President